Exhibit 99.1

Constant Contact Announces Third Quarter 2015 Financial Results

Quarterly revenue of $91.9 million increased 10% year-over-year

Adjusted EBITDA of $20.3 million increased 12% year-over-year

WALTHAM, MA — November 5, 2015 – Constant Contact®, Inc. (Nasdaq: CTCT), which helps more than 650,000 small organizations find new customers and grow relationships with their existing customers through its online marketing suite, today announced its financial results for the third quarter ended September 30, 2015.

In light of the agreement and plan of merger between Constant Contact and Endurance International Group Holdings, Inc. (Nasdaq: EIGI) previously announced on November 2, 2015, Constant Contact has cancelled its third quarter results conference call that had been scheduled for Thursday, November 5, 2015 at 5:00 pm ET.

“This is an exciting time for our shareholders and for small businesses everywhere,” said Gail Goodman, chief executive officer of Constant Contact. “Combining with Endurance, we create a new leader in the small business marketplace with extraordinary reach and scale. With small business success as our common core, the combined company will have more than $1 billion in revenue, a portfolio of products including web hosting, domains, ecommerce, emarketing, and mobile business tools, and more than 5 million customers. Together we will serve small businesses from inception through growth, helping them harness the full power and potential of the web.”

Third Quarter 2015 Financial Highlights

•	Revenue was $91.9 million, an increase of 10.0% compared to revenue of $83.5 million for the comparable period in 2014.

•	Adjusted EBITDA was $20.3 million, compared to adjusted EBITDA of $18.1 million for the comparable period in 2014.

•	Adjusted EBITDA margin was 22.1%, compared to 21.7% for the comparable period in 2014.

•	GAAP net income was $6.4 million, or $0.19 per diluted share, compared to GAAP net income of $5.2 million, or $0.16 per diluted share, for the comparable period in 2014.

Given the announcement made on November 2, 2015 regarding Constant Contact’s entry into an agreement and plan of merger with Endurance, the company will no longer be providing operating metrics, nor will the company provide outlook for its fourth quarter 2015 financial results. The company’s financial guidance for FY 2015 should no longer be relied upon.

Non-GAAP Financial Measures and Other Financial Information

This press release contains Adjusted EBITDA and Adjusted EBITDA margin, which are non-GAAP financial measures. Adjusted EBITDA is defined as GAAP net income before income taxes, interest and other income (expense), net, depreciation and amortization, stock-based compensation, and litigation contingency accruals. Adjusted EBITDA margin is a non-GAAP financial measure that is calculated by dividing adjusted EBITDA by revenue.

Constant Contact believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to Constant Contact’s financial condition and results of operations. The company’s management uses these non-GAAP measures to compare the company’s performance to that of prior periods for trend analyses, for purposes of determining certain components of executive and senior management incentive compensation, and for budgeting and planning purposes. These measures are used in monthly financial reports prepared for management and in monthly and quarterly financial reports presented to the company’s board of directors. The company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the company’s financial measures with other software-as-a-service companies, many of which present similar non-GAAP financial measures to investors.

Management of the company does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA and Adjusted EBITDA margin is that these non-GAAP financial measures exclude significant expenses and income that are required by GAAP to be recorded in the company’s financial statements. In addition, these non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents these non-GAAP financial measures in connection with GAAP results. Constant Contact urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing quarterly financial results, including this press release, and not to rely on any single financial measure to evaluate the company’s business.

Reconciliation tables of the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release are included with the financial tables at the end of this release.

About Constant Contact, Inc.

Constant Contact introduced the first email marketing tool for small businesses, nonprofits, and associations in 1998. Today, the company helps more than 650,000 customers worldwide find marketing success through the only all-in-one online marketing platform for small organizations. Anchored by our world-class email marketing tool, Constant Contact helps small businesses drive repeat business and find new customers. It features multi-channel marketing campaigns (newsletters/announcements, offers/promotions, online listings, events/registration, and feedback) combined with shared content, contacts, and reporting; free award-winning coaching and product support; and integrations with critical business tools – all from a single login. The company’s extensive network of educators, consultants/resellers, technology providers, franchises, and national associations offer further support to help small organizations succeed and grow. Through its Innovation Loft, Constant Contact is fueling the next generation of small business technology.

Constant Contact and the Constant Contact Logo are registered trademarks of Constant Contact, Inc. All Constant Contact product names and other brand names mentioned herein are trademarks or registered trademarks of Constant Contact, Inc. All other company and product names may be trademarks or service marks of their respective owners.

Additional Information About the Acquisition and Where to Find It

This communication is being made in respect of the proposed transaction involving Constant Contact and Endurance. A special stockholder meeting will be announced soon to obtain stockholder approval in connection with the proposed merger between Constant Contact and Endurance. Constant Contact expects to file with the SEC a proxy statement and other relevant documents in connection with the proposed merger. The definitive proxy statement will be sent or given to the shareholders of Constant Contact and will contain important information about the proposed transaction and related matters. INVESTORS OF CONSTANT CONTACT ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CONSTANT CONTACT, ENDURANCE AND THE PROPOSED MERGER. Investors may obtain a free copy of these materials (when they are available) and other documents filed by Constant Contact with the SEC at the SEC’s website at www.sec.gov, at Constant Contact’s website at www.constantcontact.com or by sending a written request to Constant Contact at 1601 Trapelo Road, Waltham, Massachusetts 02451, Attention: Investor Relations Department.

Participants in the Solicitation

Constant Contact, Endurance, and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from Constant Contact’s stockholders in connection with the proposed merger. Information regarding Constant Contact’s and Endurance’s directors and executive officers is set forth in their respective definitive proxy statements for their respective 2015 Annual Meetings of Stockholders and their respective most recent annual reports on Form 10-K. Information regarding other persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Constant Contact’s stockholders in connection with the proposed merger will be set forth in Constant Contact’s definitive proxy statement for its special stockholder meeting. Additional information regarding these individuals and Constant Contact’s and Endurance’s respective directors and executive officers and any direct or indirect interests they may have in the proposed merger will be set forth in the definitive proxy statement when and if it is filed with the SEC in connection with the proposed merger.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expected timing of the completion of the transaction described in this press release and the related financing; the expected benefits of the transaction; the valuation of Constant Contact; Endurance’s immediate and long-term financial expectations for the combined business, including expected growth, free cash flow generation and ability to achieve long-term financial targets; expectations regarding Endurance’s and Constant Contact’s full-year fiscal 2015 results; and the future operation, direction and success of the Endurance and Constant Contact businesses. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “should,” “may,” “confident,” “positions,” “look forward to,” and variations of such words or words of similar meaning and the use of future dates. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that these plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, uncertainties as to the timing of the contemplated transaction; uncertainties as to the approval of Constant Contact stockholders required in connection with the contemplated transaction; the possibility that a competing proposal will be made; the possibility that Endurance may not receive the anticipated financing or financing on the terms expected; the possibility that the closing conditions to the contemplated transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval; the effects of disruption of Endurance’s current plans and operations caused by the announcement of the contemplated transaction, which may cause Endurance’s stock price to decrease or make it more difficult to maintain relationships with employees, customers, vendors and other business partners; the possibility that the business of Constant Contact may suffer as a result of uncertainty surrounding the transaction or that Constant Contact may be adversely affected by other economic, business, legislative, regulatory and/or competitive factors; the inability of Endurance and Constant Contact to retain key personnel; the risk that stockholder litigation or other legal proceeding in connection with the contemplated transaction may affect the timing or occurrence of the contemplated transaction or result in significant costs of defense, indemnification and liability; the possibility of the transaction involving unexpected costs, liabilities or delays; the possibility of any failure to realize the intended benefits of the contemplated transaction, including the inability to integrate Constant Contact’s and Endurance’s business and operations or to realize the anticipated synergies in the expected amount or within the anticipated time frames or cost expectations or at all; the possibility that Endurance’s and Constant Contact’s estimated fiscal 2015 results may differ from expectations; other business effects, including the effects of industry, economic or political conditions outside of the control of the parties to the contemplated transaction; additional expenditures of time and resources related to transaction costs, charges and expenses; adverse impact on Endurance’s business from increased indebtedness and the cost of servicing its debt; actual or contingent liabilities; and other risks and uncertainties discussed in Endurance’s and Constant Contact’s filings with the SEC, including the “Risk Factors” sections of Endurance’s and Constant Contact’s most recent Quarterly Reports on Form 10-Q for the period ended June 30, 2015 and most recent Annual Reports on Form 10-K for the year ended December 31, 2014. You can obtain copies of Endurance’s and Constant Contact’s filings with the SEC for free at the SEC’s website (www.sec.gov). If the transaction is consummated, Constant Contact’s stockholders will cease to have any equity interest in Constant Contact and will have no right to participate in its earnings and future growth. Neither Endurance nor Constant Contact assume any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

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(CTCT-F)

Media Contact:

Erika Tower

Constant Contact

(781) 482-7039

pr@constantcontact.com

Investor Contact:

Jeremiah Sisitsky

Constant Contact

(339) 222-5740

ir@constantcontact.com

Constant Contact, Inc.

Consolidated Condensed Statements of Operations (unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue	$91,859	$83,494	$273,807	$243,624
Cost of revenue	24,600	23,223	73,493	67,050

Gross profit	67,259	60,271	200,314	176,574

Operating expenses:
Research and development	14,633	13,417	42,587	39,341
Sales and marketing	31,474	28,406	102,982	94,319
General and administrative	11,495	10,365	34,740	30,671

Total operating expenses	57,602	52,188	180,309	164,331

Income from operations	9,657	8,083	20,005	12,243
Interest income and other income (expense), net	38	339	149	387

Income before income taxes	9,695	8,422	20,154	12,630
Income tax expense	(3,299)	(3,224)	(6,382)	(4,563)

Net income	$6,396	$5,198	$13,772	$8,067

Net income per share:
Basic	$0.20	$0.16	$0.43	$0.26
Diluted	$0.19	$0.16	$0.41	$0.25
Weighted average shares outstanding used in computing per share amounts:
Basic	32,019	31,893	32,080	31,557
Diluted	32,837	33,180	33,258	32,750

Constant Contact, Inc.

Calculation of Adjusted EBITDA and Adjusted EBITDA Margin (unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income	$6,396	$5,198	$13,772	$8,067
Income tax expense	3,299	3,224	6,382	4,563
Interest income and other (income) expense, net	(38)	(339)	(149)	(387)
Depreciation and amortization	6,263	6,234	18,478	18,041
Stock-based compensation expense	4,373	3,810	13,299	12,134

Adjusted EBITDA	$20,293	$18,127	$51,782	$42,418

Divide by:
Revenue	$91,859	$83,494	$273,807	$243,624
Adjusted EBITDA margin	22.1%	21.7%	18.9%	17.4%

Constant Contact, Inc.

Consolidated Condensed Statements of Cash Flows (unaudited)

(In thousands)

	Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities
Net income	$13,772	$8,067
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,478	18,041
Amortization of premiums on investments	354	187
Stock-based compensation expense	13,299	12,134
Provision for (recovery of) bad debts	48	(7)
Gain on sales of marketable securities	—	(1)
Deferred income taxes	(2,521)	(512)
Income tax benefit from the exercise of stock options	(5,335)	(1,666)
Taxes paid related to net share settlement of restricted stock units	(1,538)	(2,341)
Loss on sublease	—	259
Change in operating assets & liabilities:
Accounts receivable	(191)	49
Prepaid expenses and other current assets	3,310	(527)
Other assets	(728)	54
Accounts payable	3,301	(250)
Accrued expenses	3,082	4,287
Deferred revenue	1,927	2,542
Other long-term liabilities	(147)	991

Net cash provided by (used by) operating activities	47,111	41,307

Cash flows from investing activities
Purchases of marketable securities	(34,402)	(27,276)
Proceeds from maturities of marketable securities	41,712	14,665
Proceeds from sales of marketable securities	—	633
Acquisition of property and equipment	(22,347)	(21,013)

Net cash used in investing activities	(15,037)	(32,991)

Cash flows from financing activities
Exercise of stock options and warrants	11,828	16,016
Income tax benefit from the exercise of stock options	5,335	1,666
Proceeds from issuance of common stock pursuant to employee stock purchase plan	1,063	831
Repurchase of common stock	(24,767)	(7,360)

Net cash provided by financing activities	(6,541)	11,153

Effects of exchange rates on cash and cash equivalents	(3)	(4)

Net increase in cash and cash equivalents	25,530	19,465
Cash and cash equivalents, beginning of period	104,301	82,478

Cash and cash equivalents, end of period	$129,831	$101,943

Supplemental disclosure of non-cash investing and financing activities
Capitalization of stock-based compensation	$205	$148
Acquisition of property and equipment included in accounts payable and accrued expenses	181	—

Constant Contact, Inc.

Consolidated Condensed Balance Sheets (unaudited)

(In thousands)

	September 30, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$129,831	$104,301
Marketable securities	50,683	58,321
Accounts receivable, net	408	265
Prepaid expenses and other current assets	12,637	10,723

Total current assets	193,559	173,610
Property and equipment, net	47,337	43,739
Restricted cash	1,300	1,300
Goodwill	95,505	95,505
Acquired intangible assets, net	894	2,160
Deferred tax assets	7,215	4,658
Other assets	2,621	1,893

Total assets	$348,431	$322,865

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$7,073	$4,703
Accrued expenses	14,501	12,230
Deferred revenue	39,765	37,838

Total current liabilities	61,339	54,771
Other long-term liabilities	3,636	3,783

Total liabilities	64,975	58,554

Stockholders’ Equity
Common stock	318	319
Additional paid-in capital	254,962	249,599
Accumulated other comprehensive income (loss)	1	(10)
Retained earnings	28,175	14,403

Total stockholders’ equity	283,456	264,311

Total liabilities and stockholders’ equity	$348,431	$322,865